Execution Copy

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made as of this 12th day of April, 2007 (the “Signing Date”) by and among Novelos Therapeutics, Inc., a Delaware corporation (the “Company”), Xmark Opportunity Fund, L.P., a Delaware limited partnership (“Xmark LP”), Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company (“Xmark Ltd”), Xmark JV Investment Partners LLC, a Delaware limited liability company (“Xmark LLC” and together with Xmark LP and Xmark Ltd, the “Xmark Entities”), Caduceus Master Fund Limited, a Bermuda corporation (“Caduceus Master”), Caduceus Capital II, L.P., a Delaware limited partnership (“Caduceus Capital”), UBS Eucalyptus Fund, L.L.C., a Delaware registered investment company (“UBS Eucalyptus”), PW Eucalyptus Fund, Ltd., a Cayman Islands investment company (“PW Eucalyptus”) and HFR SHC Aggressive Master Trust, a Bermuda trust (“HFR” and together with Caduceus Master, Caduceus Capital, UBS Eucalyptus, PW Eucalyptus, the “OrbiMed Entities”, and the OrbiMed Entities and the Xmark Entities together, the “Lead Investors”), and the other investors set forth on Schedule I affixed hereto, as such Schedule may be amended from time to time in accordance with the terms of this Agreement (each an “Investor” and collectively the “Investors”; for the avoidance of doubt, the Lead Investors are each an Investor).

Recitals:

A. The Company desires, pursuant to this Agreement, to raise up to the Investment Amount (as defined below) through the issuance and sale of the following to the Investors (the “Private Placement”): (i) up to 1,500 shares of a newly created series of the Company’s Preferred Stock, designated “Series B Convertible Preferred Stock”, par value $0.00001 per share (the “Preferred Stock”), which Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designations, Preferences and Rights, in the form of Exhibit A annexed hereto and made a part hereof (the “Certificate of Designations”), and each share of Preferred Stock shall have a stated value of $10,000.00 and shall initially be convertible into shares of the Company's Common Stock, par value $0.00001 per share (the “Common Stock”), at a price of $1.00 per share (the “Conversion Price”), for an aggregate of 15,000,000 shares of Common Stock; and (ii) warrants to acquire up to 7,500,000 shares of Common Stock, equal to 50% of the number of shares of Common Stock underlying the Preferred Stock on the date of issue, at an exercise price of $1.25 per share, in the form of Exhibit B annexed hereto and made a part hereof (the “Warrants”);

B. The Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, upon the terms and conditions stated in this Agreement, such number of shares of Preferred Stock and Warrants to purchase such number of shares of Common Stock as is set forth next to each such Investor’s name on Schedule I affixed hereto;

C. Subject to the conditions hereinafter set forth, on the date hereof, the Investors will purchase $15,000,000 of the Preferred Stock and Warrants in the Private Placement (the “Closing”);

D. The Company has engaged Rodman & Renshaw, LLC as its placement agent (the “Placement Agent”) for the Private Placement on a “best efforts” basis;

E. Contemporaneous with the sale of the Preferred Stock and the Warrants at the Closing, the parties hereto will enter into a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will provide certain registration rights to the Investors with respect to the Private Placement under the Securities Act of 1933 (as amended, the “1933 Act”) and the rules and regulations promulgated thereunder, and applicable state securities laws; and

F. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act and Regulation S (“Regulation S”), as promulgated by the SEC under the 1933 Act.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

“1933 Act” has the meaning set forth in the Recitals.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“10-KSB” has the meaning set forth in Section 5.6.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the Recitals.

“Alternative Transaction” has the meaning set forth in Section 8.10.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Buy-In Price” has the meaning set forth in Section 8.15.

“Certificate of Designations” has the meaning set forth in the Recitals.

“Company Counsel Opinion” means a legal opinion from the Company Counsel, dated as of the applicable Closing Date, in the form attached hereto as Exhibit D.

“Closing” has the meaning set forth in Section 4.

“Closing Date” means, as applicable, the first Closing Date and/or any subsequent Closing Dates.

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may be reclassified.

“Company” has the meaning set forth in the Recitals.

“Company Counsel” means Foley Hoag LLP, counsel to the Company

“Company’s Knowledge” means the actual knowledge of the officers of the Company, after due inquiry and investigation.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” has the meaning set forth in the Recitals.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Preferred Stock.

“Covenant Expiration Event” has the meaning set forth in Section 8.8.

“Deadline Date” has the meaning set forth in Section 8.15.

“Disclosure Schedules” has the meaning set forth in Section 5.

“Eligible Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Closing Date means the OTC Bulletin Board (“OTCBB”).

“Environmental Laws” has the meaning set forth in Section 5.15.

“Escrow Amount” has the meaning set forth in Section 3.1(a).

“Escrow Termination Date” means the 15th calendar day after the Signing Date; provided, however, the Lead Investors and the Company may jointly agree to extend the Escrow Termination Date for up to two additional 15-day periods by giving written notice to the Lead Investor Counsel of their election to so extend the Escrow Termination Date, in each case for up to an additional 15 calendar days, and in each such case, the Escrow Termination Date shall be the date specified in such notice; provided, further, however, the Escrow Termination Date shall not be later than May 25 2007, on which date, if the Closing has not occurred, Lead Investor Counsel shall return the Escrow Amount in accordance with Section 3.1(b); provided, further, however, the Escrow Termination Date shall occur upon termination of this Agreement pursuant to Section 8.13.

“Indemnified Person” has the meaning set forth in Section 9.3.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, Confidential Information and know-how (including, but not limited to, ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including, but not limited to, data, data bases and documentation).

“Investment Amount” means an amount equal to $15,000,000.

“Investor(s)” has the meaning set forth in the Recitals.

“Lead Investors” has the meaning set forth in the Recitals.

“Lead Investor Counsel” has the meaning set forth in Section 3.1(a).

“Lead Investor Counsel Duties” has the meaning set forth in Section 3.2(a).

“Lead Investor Counsel Fees” has the meaning set forth in Section 10.5.

“Lead Investor Director” has the meaning set forth in Section 8.7(a).

“Lead Investor Observer” has the meaning set forth in Section 8.7(b).

“License Agreements” has the meaning set forth in Section 5.14(b).

“Losses” has the meaning set forth in Section 9.2.

“Material Adverse Effect” means a material adverse effect on (i) the assets and liabilities, prospects, results of operations, condition (financial or otherwise) or business of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to issue and sell the Securities and to perform its obligations under the Transaction Documents; provided, however, that: (A) any adverse effect that results from general economic, business or industry conditions, the taking by the Company of any action permitted or required by the Agreement, or the announcement or pendency of transactions contemplated hereunder, shall not, in and of itself, constitute a "Material Adverse Effect" on the Company, and shall not be considered in determining whether there has been or would be a "Material Adverse Effect" on the Company and (B) a decline in the Company's stock price shall not, in and of itself, constitute a "Material Adverse Effect" on the Company and shall not be considered in determining whether there has been or would be a "Material Adverse Effect" on the Company.

“Material Contract” means any contract of the Company or any Subsidiary (i) that was required to be filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-B of the 1933 Act or (ii) the loss of which could reasonably be expected to have a Material Adverse Effect.

“OrbiMed Entities” has the meaning set forth in the Recitals.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Placement Agent” has the meaning set forth in the Recitals.

“Placement Agent Agreement” means that certain letter from the Company to the Placement Agent, dated February 12, 2007.

“Placement Agent Fee” has the meaning set forth in Section 5.19.

“Preferred Stock” has the meaning set forth in the Recitals.

“Press Release” has the meaning set forth in Section 8.13.

“Private Placement” has the meaning set forth in the Recitals.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulation D” has the meaning set forth in the Recitals.

“Requisite Holders” shall mean the holders of at least a majority of the then outstanding shares of Preferred Stock which majority must include (i) the Xmark Entities, provided such Xmark Entities have purchased an aggregate of $4,000,000 of Preferred Stock pursuant to this Agreement and hold at least one-third of the Preferred Stock issued to the Xmark Entities at Closing as of the date of determination and (ii) the OrbiMed Entities, provided such OrbiMed Entities have purchased an aggregate of $5,000,000 of Preferred Stock pursuant to this Agreement and hold at least one-third of the Preferred Stock issued to the OrbiMed Entities at Closing as of the date of determination (appropriately adjusted for any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization occurring after the date hereof).

“Rule 144” has the meaning set forth in Section 8.14.

“SEC” has the meaning set forth in the Recitals.

“SEC Filings” has the meaning set forth in Section 5.6.

“Securities” means the Preferred Stock, the Conversion Shares, the shares of Common Stock issuable as payment-in-kind dividends on the Preferred Stock in accordance with the terms thereof, the Warrants and the Warrant Shares.

“Signing Date” has the meaning set forth in the Recitals.

“Subsidiary” has the meaning set forth in Section 5.1.

“Transaction Documents” means this Agreement, the Warrants and the Registration Rights Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“Warrants” has the meaning set forth in the Recitals.

“Xmark Entities” has the meaning set forth in the Recitals.

2.  Purchase and Sale of Securities.

2.1. Closing. Subject to the terms and conditions of this Agreement, including without limitation, the conditions set forth in Section 7, there shall be a closing at which the Company shall issue and sell, and each Investor listed on Schedule I attached hereto, which Schedule I may be amended from time to time, with the prior written consent of the Lead Investors, to add additional Investors who agree to purchase Preferred Stock in the Private Placement by executing a counterpart to this Agreement following the date hereof, shall severally, and not jointly, purchase, the number of shares of Preferred Stock and the number of Warrants, in each case, in the respective amounts set forth opposite their names on Schedule I affixed hereto, in exchange for the cash consideration set forth as the “Closing Purchase Price” opposite their respective names on Schedule I affixed hereto.

3.  Escrow.

3.1. (a) Simultaneously with the execution and delivery of this Agreement by an Investor, such Investor shall promptly cause a wire transfer of immediately available funds (U.S. dollars) in an amount representing the “Aggregate Purchase Price” on such Investor’s signature page affixed hereto and opposite such Investor’s name thereon, to be paid to a non-interest bearing escrow account of Lowenstein Sandler PC, the Lead Investors’ counsel (“Lead Investor Counsel”), set forth on Schedule II affixed hereto (the aggregate amounts received being held in escrow by Lead Investor Counsel are referred to herein as the “Escrow Amount”). Lead Investor Counsel shall hold the Escrow Amount in escrow in accordance with Section 3.1(b).

(b) The Lead Investor Counsel shall continue to hold the Escrow Amount in escrow in accordance with and subject to this Agreement, from the date of its receipt of the funds constituting the Escrow Amount until the soonest of:

(i) the Escrow Termination Date, in which case, if Lead Investor Counsel then holds any portion of the Escrow Amount, then: (A) Lead Investor Counsel shall return the portion of the Escrow Amount received from each Investor which it then holds, to each such Investor, in accordance with written wire transfer instructions received from such Investor; and (B) if Lead Investor Counsel has not received written wire transfer instructions from any Investor before the 30th day after the Escrow Termination Date, then Lead Investor Counsel may, in its sole and absolute discretion, either (x) deposit that portion of the Escrow Amount to be returned to such Investor in a court of competent jurisdiction on written notice to such Investor, and Lead Investor Counsel shall thereafter have no further liability with respect to such deposited funds, or (y) continue to hold such portion of the Escrow Amount pending receipt of written wire transfer instructions from such Investor or an order from a court of competent jurisdiction; OR

(ii) in the case of the Closing, receipt of written instructions from the Lead Investors that the Closing shall have been consummated, in which case, Lead Investor Counsel shall release the Escrow Amount constituting the aggregate “Closing Purchase Price” as follows: (A) the cash portion of the Placement Agent Fee applicable to the Placement Agent, (B) the Lead Investor Counsel Fees to the Lead Investor Counsel, and (C) the balance of the aggregate “Closing Purchase Price” to the Company.

3.2. The Company and the Investors acknowledge and agree for the benefit of Lead Investor Counsel (which shall be deemed to be a third party beneficiary of this Section 3 and of Section 10) as follows:

(a) Lead Investor Counsel: (i) is not responsible for the performance by the Company, the Investors or Placement Agent of this Agreement or any of the Transaction Documents or for determining or compelling compliance therewith; (ii) is only responsible for (A) holding the Escrow Amount in escrow pending receipt of written instructions from the Lead Investors directing the release of the Escrow Amount, and (B) disbursing the Escrow Amount in accordance with the written instructions from the Lead Investors, each of the responsibilities of Lead Investor Counsel in clause (A) and (B) is ministerial in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of Lead Investor Counsel (collectively, the “Lead Investor Counsel Duties”); (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with indemnification acceptable to it, in its sole discretion; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility for making inquiry as to, or for determining, the genuineness, accuracy or validity thereof, or of the authority of the Person signing or presenting the same; (v) may consult counsel satisfactory to it, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel; and (vi) shall be authorized to receive from the Escrow Amount, on the applicable Closing Date, the Lead Investor Counsel Fees. Documents and written materials referred to in this Section 3.2(a) include, without limitation, e-mail and other electronic transmissions capable of being printed, whether or not they are in fact printed; and any such e-mail or other electronic transmission may be deemed and treated by Lead Investor Counsel as having been signed or presented by a Person if it bears, as sender, the Person’s e-mail address.

(b) Lead Investor Counsel shall not be liable to anyone for any action taken or omitted to be taken by it hereunder, except in the case of Lead Investor Counsel’s gross negligence or willful misconduct in breach of the Lead Investor Counsel Duties. IN NO EVENT SHALL LEAD INVESTOR COUNSEL BE LIABLE FOR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGE OR LOSS (INCLUDING BUT NOT LIMITED TO LOST PROFITS) WHATSOEVER, EVEN IF LEAD INVESTOR COUNSEL HAS BEEN INFORMED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

(c) The Company and the Investors hereby indemnify and hold harmless Lead Investor Counsel from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses, which Lead Investor Counsel may suffer or incur by reason of any action, claim or proceeding brought against Lead Investor Counsel arising out of or relating to the performance of the Lead Investor Counsel Duties, unless such action, claim or proceeding is exclusively the result of the willful misconduct, bad faith or gross negligence of Lead Investor Counsel.

(d) Lead Investor Counsel has acted as legal counsel to one or more of the Investors in connection with this Agreement and the other Transaction Documents, is merely acting as a stakeholder under this Agreement and is, therefore, hereby authorized to continue acting as legal counsel to such Lead Investors including, without limitation, with regard to any dispute arising out of this Agreement, the other Transaction Documents, the Escrow Amount or any other matter. Each of the Company and the Investors hereby expressly consents to permit Lead Investor Counsel to represent such Investors in connection with all matters relating to this Agreement, including, without limitation, with regard to any dispute arising out of this Agreement, the other Transaction Documents, the Escrow Amount or any other matter, and hereby waives any conflict of interest or appearance of conflict or impropriety with respect to such representation. Each of the Company and the Investors has consulted with its own counsel specifically about this Section 3 to the extent they deemed necessary, and has entered into this Agreement after being satisfied with such advice.

(e) Lead Investor Counsel shall have the right at any time to resign for any reason and be discharged of its duties as escrow agent hereunder (including without limitation the Lead Investor Counsel Duties) by giving written notice of its resignation to the Company and the Lead Investors at least ten (10) calendar days prior to the specified effective date of such resignation. All obligations of the Lead Investor Counsel hereunder shall cease and terminate on the effective date of its resignation and its sole responsibility thereafter shall be to hold the Escrow Amount, for a period of ten (10) calendar days following the effective date of resignation, at which time,

(i) Lead Investor Counsel shall be entitled to receive from the Escrow Amount the Lead Investor Counsel Fees through and including the effective date of resignation; and

(ii) if a successor escrow agent shall have been appointed and have accepted such appointment in a writing to both the Company and the Lead Investors, then upon written notice thereof given to each of the Investors, the Lead Investor Counsel shall deliver the Escrow Amount to the successor escrow agent, and upon such delivery, Lead Investor Counsel shall have no further liability or obligation; or

(iii) if a successor escrow agent shall not have been appointed, for any reason whatsoever, Lead Investor Counsel shall at its option in its sole discretion, either (A) deliver the Escrow Amount to a court of competent jurisdiction selected by Lead Investor Counsel and give written notice thereof to the Company and the Investors, or (B) continue to hold Escrow Amount in escrow pending written direction from the Company and the Lead Investors in form and formality satisfactory to Lead Investor Counsel.

(f) In the event that the Lead Investor Counsel shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Amount or any portion thereunder which, in its sole discretion, are in conflict either with other instructions received by it or with any provision of this Agreement, Lead Investor Counsel shall have the absolute right to suspend all further performance under this Agreement (except for the safekeeping of such Escrow Amount) until such uncertainty or conflicting instructions have been resolved to the Lead Investor Counsel’s sole satisfaction by final judgment of a court of competent jurisdiction, joint written instructions from the Company and all of the Investors, or otherwise. In the event that any controversy arises between the Company and one or more of the Investors or any other party with respect to this Agreement or the Escrow Amount, the Lead Investor Counsel shall not be required to determine the proper resolution of such controversy or the proper disposition of the Escrow Amount, and shall have the absolute right, in its sole discretion, to deposit the Escrow Amount with the clerk of a court selected by the Lead Investor Counsel and file a suit in interpleader in that court and obtain an order from that court requiring all parties involved to litigate in that court their respective claims arising out of or in connection with the Escrow Amount. Upon the deposit by the Lead Investor Counsel of the Escrow Amount with the clerk of such court in accordance with this provision, the Lead Investor Counsel shall thereupon be relieved of all further obligations and released from all liability hereunder.

(g) The provisions of this Section 3 shall survive any termination of this Agreement.

4.  Closings.

4.1  Place. The closings of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Lead Investor Counsel, 1251 Avenue of the Americas, New York, New York, or at such other location and on such other date as the Company and the Lead Investors shall mutually agree, on the Closing Date.

4.2 Closing. Upon satisfaction of the conditions to Closing set forth in Section 7 hereof, the Lead Investors shall instruct Lead Investor Counsel to immediately release, and upon receipt of such instructions, Lead Investor Counsel shall release, that portion of the Escrow Amount constituting the aggregate “Closing Purchase Price” as follows: (A) the portion of the Cash Placement Agent Fee applicable to the Placement Agent, (B) the Lead Investor Counsel Fees to the Lead Investor Counsel, and (C) the balance of the aggregate “Closing Purchase Price” to the Company (the date of receipt of such balance by the Company is hereinafter referred to as the “Closing Date”). On the Closing Date, the Company shall issue or cause to be issued to each Investor a certificate or certificates, registered in such name or names as each such Investor may designate, representing the number of shares of Preferred Stock as is set forth opposite such Investor’s name on Schedule I affixed hereto and shall also issue to each such Investor, or such Investor’s respective designees, the number of Warrants as is set forth opposite such Investor’s name on Schedule I affixed hereto.

5.  Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors on and as of the Signing Date and on the Closing Date, knowing and intending their reliance hereon, that, except as set forth in the schedules delivered on the Signing Date (collectively, the “Disclosure Schedules”):

5.1. Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries, a complete list of which is set forth in Schedule 5.1 hereto (“Subsidiaries”), is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or its leasing of property makes such qualification or licensing necessary, unless the failure to so qualify would not have a Material Adverse Effect.

5.2. Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents and the Certificate of Designations, (ii) authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3. Capitalization.

(a)  Schedule 5.3 sets forth (i) the authorized capital stock of the Company on the date hereof, (ii) the number of shares of capital stock issued and outstanding, (iii) the number of shares of capital stock issuable pursuant to the Company’s stock plans, and (iv) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Securities) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable law and any rights of third parties. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable law and any rights of third parties and are owned by the Company, beneficially and of record, and, except as described on Schedule 5.3, are subject to no lien, encumbrance or other adverse claim. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 5.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 5.3 and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of its security holders relating to the securities of the Company. Except as described on Schedule 5.3, the Company has not granted any Person the right to require the Company to register any of its securities under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

(b)   Schedule 5.3 sets forth a true and complete table setting forth the pro forma capitalization of the Company on a fully diluted basis giving effect to (i) the issuance of the Preferred Stock and the Warrants at the time of the Closing, (ii) any adjustments in other securities resulting from the issuance of the Preferred Stock and the Warrants at the time of the Closing, and (iii) the exercise or conversion of all outstanding securities. Except as described on Schedule 5.3, the issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

(c)  Except as set forth on Schedule 5.3, the Company does not have outstanding stockholder purchase rights or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

5.4. Valid Issuance. The Preferred Stock has been duly and validly authorized and when issued to the Investors in accordance with the terms of this Agreement will be validly issued, fully paid and nonassessable, shall have the rights, preferences and limitations set forth in the Certificate of Designations and shall be free and clear of all liens, claims, encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents and the Certificate of Designations or imposed by applicable securities laws. Upon the due conversion of the Preferred Stock, the Conversion Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all liens, claims, encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents and the Certificate of Designations or imposed by applicable securities laws. The Warrants have been duly and validly authorized and, upon the due exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable, and shall be free and clear of all liens, claims, encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents and the Certificate of Designations or imposed by applicable securities laws. The Company has reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Preferred Stock and exercise of the Warrants.

5.5. Consents. The execution, delivery and performance by the Company of the Transaction Documents and the Certificate of Designations and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than those consents set forth on Schedule 5.5 and filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. The Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, (ii) the issuance of the Conversion Shares upon due conversion of the Preferred Stock, (iii) the issuance of the Warrant Shares upon due exercise of the Warrants, and (iv) the other transactions contemplated by the Transaction Documents from the provisions of any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject or any provision of the Company’s Certificate of Incorporation, Bylaws or any stockholder rights agreement that is or could become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement, the Certificate of Designations or the other Transaction Documents.

5.6. Delivery of SEC Filings; Business. Copies of the Company’s most recent Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 (the “10-KSB”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-KSB and prior to the date hereof (collectively, the “SEC Filings”) are available on EDGAR. The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

5.7. No Material Adverse Change. Except as contemplated herein, identified and described in the SEC Filings or as described on Schedule 5.7(a), since January 1, 2007, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the SEC Filings, except for changes in the ordinary course of business which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results, prospects or business of the Company and its Subsidiaries taken as a whole;

(vi) any change or amendment to the Company's Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii) any transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

5.8. SEC Filings.

(a) At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default of any Material Contract and, to the Company’s Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default of any Material Contract. Neither the Company nor any Subsidiary has received any notice of the intention of any party to terminate any Material Contract.

(b) Except as set forth on Schedule 5.8(b), the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form SB-2 (No. 333-133043), filed by the Company pursuant to the 1933 Act and the rules and regulations thereunder, as of the date such post-effective amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus relating to such post-effective amendment filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.9. No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents and the Certificate of Designations by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation or Bylaws, both as in effect on the date hereof (true and accurate copies of which have been provided to the Investors before the date hereof), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) except as set forth on Schedule 5.9, any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

5.10. Tax Matters. Each of the Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or properties. Except as described on Schedule 5.10, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity. Neither the Company nor any Subsidiary is presently undergoing any audit by a taxing authority, or has waived or extended any statute of limitations at the request of any taxing authority.

5.11. Title to Properties. Except as disclosed in the SEC Filings or as set forth on Schedule 5.11, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

5.12. Certificates, Authorities and Permits. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

5.13. No Labor Disputes. No material labor dispute with the employees of the Company or any Subsidiary exists or, to the Company’s Knowledge, is imminent.

5.14. Intellectual Property.

(a) All Intellectual Property of the Company and its Subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. Except as listed on Schedule 5.14(a), no Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. Except as listed on Schedule 5.14(a), no patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than  generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $25,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c) The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses. The Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the respective businesses of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted.

(d)  To the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted and as currently proposed to be conducted does not and will not infringe any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party. To the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being infringed by any third party. Except as set forth on Schedule 5.14(d), there is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e)  The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f)  To the Company’s Knowledge, all software owned by the Company or any of its Subsidiaries, and, to the Company’s Knowledge, all software licensed from third parties by the Company or any of its Subsidiaries, (i) is free from any material defect, bug, virus, or programming, design or documentation error; (ii) operates and runs in a reasonable and efficient business manner; and (iii) conforms in all material respects to the specifications and purposes thereof.

(g)  The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms therefor. To the Company’s Knowledge, there has been no material disclosure of any of the Company’s or its Subsidiaries’ Confidential Information to any third party without the Company’s consent.

5.15. Environmental Matters. Neither the Company nor any Subsidiary (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and (iv) is subject to any claim relating to any Environmental Laws; which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

5.16. Litigation. Except as disclosed in the SEC Filings, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

5.17. Financial Statements. The financial statements included in each SEC Filing fairly present the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis. Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those which, individually or in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect.

5.18. Insurance Coverage. The Company and each Subsidiary maintains in full force and effect insurance coverage and the Company reasonably believes such insurance coverage is adequate.

5.19. Brokers and Finders. Except for the commission consisting of cash and warrants to be paid (the “Placement Agent Fee”) to the Placement Agent pursuant to the terms of the Placement Agent Agreement as disclosed in Schedule 5.19 and the warrants and fees issuable and payable to the holders of the Company’s Series A 8% Cumulative Convertible Preferred Stock as disclosed on Schedule 5.19, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or any Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

5.20. No Directed Selling Efforts or General Solicitation. Neither the Company nor any Affiliate, nor any Person acting on its behalf has conducted any “general solicitation” or “general advertising” (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

5.21. No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the 1933 Act for the exemption from the registration requirements imposed under Section 5 of the 1933 Act for the transactions contemplated hereby or would require such registration the 1933 Act.

5.22. Private Placement. Subject to the accuracy of the representations and warranties of the Investors contained in Section 6 hereof, the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

5.23. Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

5.24. Transactions with Affiliates. Except as disclosed in SEC Filings made on or prior to the date hereof, none of the officers or directors of the Company or a Subsidiary and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or a Subsidiary or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-B promulgated under the 1933 Act.

5.25. Trading Compliance. The Common Stock is traded on the OTCBB and the Company has taken no action designed to, or which to the Company’s Knowledge is likely to have the effect of, causing the Common Stock not to continue to be traded on the OTCBB. No order ceasing or suspending trading in any securities of the Company or prohibiting the issuance and/or sale of the Securities is in effect and no proceedings for such purpose are pending or threatened.

6.  Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company on and as of the Signing Date and on the applicable Closing Date, knowing and intending that the Company rely thereon, that:

6.1. Authorization. The execution, delivery and performance by the Investor of the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

6.2. Purchase Entirely for Own Account. The Securities to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act. The Investor is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

6.3. Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Investor has significant experience in making private investments, similar to the purchase of the Securities hereunder.

6.4. Disclosure of Information. The Investor has had an opportunity to receive all additional information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. The Investor acknowledges receipt of copies of and its satisfactory review of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

6.5. Restricted Securities. The Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

6.6. Legends.

(a) It is understood that, except as provided below, certificates evidencing such Securities may bear the following or any similar legend:

“THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

(c) From and after the earlier of (i) the effectiveness of the registration of the Conversion Shares and the Warrant Shares for resale pursuant to the Registration Rights Agreement and (ii) the time when such Securities may be transferred pursuant to Rule 144(k) of the 1933 Act, the Company shall, upon an Investor’s written request, promptly cause certificates evidencing such Securities to be replaced with certificates which do not bear such restrictive legends. When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to an Investor within three (3) Business Days of submission by that Investor of legended certificate(s) to the Company’s transfer agent together with a representation letter in customary form, the Company shall be liable to the Investor for liquidated damages equal to 1.5% of the aggregate purchase price of the Securities evidenced by such certificate(s) for each 30-day period (or portion thereof) beyond such three (3) Business Day-period that the unlegended certificates have not been so delivered.

(d) Each Investor, severally and not jointly with the other Investors, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 6.6 is predicated upon the warranty of the Investors to sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

6.7. Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

6.8. No General Solicitation. The Investor did not learn of the investment in the Securities as a result of any “general advertising” or “general solicitation” as those terms are contemplated in Regulation D, as amended, under the 1933 Act.

6.9. Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or any other Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

7.  Conditions to Closing.

7.1. Conditions to the Investors’ Obligations. The obligation of the Investors to purchase the Securities at Closing is subject to the fulfillment to the Lead Investors’ satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived in writing by the Lead Investors:

(a) The representations and warranties made by the Company in Section 5 hereof that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, at all times prior to and on the Closing Date. The Company shall have performed in all material respects all obligations herein required to be performed or observed by it on or prior to the relevant Closing Date;

(b) The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities then being issued and sold, and all of which shall be and remain so long as necessary in full force and effect;

(c) The Company shall have executed and delivered a counterpart to the Registration Rights Agreement to the Investors;

(d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, or self-regulatory organization enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents;

(e) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d) and (h) of this Section 7.1;

(f) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance and sale of the Securities, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and all related documents on behalf of the Company;

(h) The Company shall have delivered to the Investors a duly executed exchange agreement, dated as of the Closing Date, between the Company and the holders of the Company’s Series A Preferred Stock, which exchange agreement, together with the certificate of designations for Series C Preferred Stock attached thereto, shall be in form and substance reasonably satisfactory to the Lead Investors and which shall be in full force and effect;

(i)  The Investors shall have received the applicable Company Counsel Opinion;

(j) No stop order or suspension of trading shall have been imposed by any Person with respect to public trading in the Common Stock;

(k) The Company shall have delivered evidence satisfactory to the Lead Investors of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware; and

(l) The Escrow Amount shall, as of the Closing, equal or exceed the Investment Amount.

7.2. Conditions to Obligations of the Company. The Company's obligation to sell and issue the Securities at Closing is subject to the fulfillment to the satisfaction by the Company on or prior to the Closing Date of the following conditions, any of which may be waived in writing by the Company:

(a) The holders of the Company’s Series A Preferred Stock shall have delivered a duly executed exchange agreement effective as of the Closing Date and the Company shall have filed a certificate of designations for Series C Preferred Stock to effect the exchange pursuant thereto.

(b) The representations and warranties made by the Investors in Section 6 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date;

(c) The Investors shall have executed and delivered the Registration Rights Agreement to the Company;

(d) Each of the Investors shall have delivered to Lead Investor Counsel the “Aggregate Purchase Price” set forth opposite such Investor’s name on Schedule I affixed hereto; and

(e) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, or self-regulatory organization enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

8.  Covenants and Agreements of the Company.

8.1. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Preferred Stock and the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal 125% (which percentage shall be decreased to 100% in the event the Company’s shareholders do no approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of Common Stock to 150,000,000) of the number of shares sufficient to permit the conversion of the Preferred Stock and the exercise of the Warrants issued pursuant to this Agreement in accordance with their respective terms, without regard to any exercise limitations contained therein.

8.2. Amendment to Charter. The Company shall present to its shareholders for approval at its next annual meeting of shareholders an amendment to its certificate of incorporation to increase the number of authorized shares of Common Stock to 150,000,000, and the Company shall file as soon as practicable thereafter such approval.

8.3. No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

8.4. Insurance. The Company shall not materially reduce the insurance coverages described in Section 5.18.

8.5. Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities, except to the extent non-compliance would not have a Material Adverse Effect.

8.6. Termination of Certain Covenants. The provisions of Sections 8.2 through 8.5 shall terminate and be of no further force and effect upon the date on which the Company’s obligations under the Registration Rights Agreement to register and maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate. The provisions of Sections 8.7 through 8.15 shall survive indefinitely.

8.7 Board/Observer Rights.

(a) From and after the Closing until such time as the Xmark Entities are no longer Requisite Holders, the Xmark Entities shall have the right to designate one (1) member to the Company’s Board of Directors (the “Lead Investor Director”). The Company shall use its best efforts to cause the Lead Investor Director to be elected to the Company’s Board of Directors. The Xmark Entities shall have the right to remove or replace the Lead Investor Director by giving notice to such Lead Investor Director and the Company, and the Company shall use its best efforts to effect the removal or replacement of any such Lead Investor Director. Subject to any limitations imposed by applicable law, the Lead Investor Director shall be entitled to the same perquisites, including stock options, reimbursement of expenses and other similar rights in connection with such person's membership on the Board of Directors of the Company, as every other non-employee member of the Board of Directors of the Company.

(b) From and after the Closing until such time as the Lead Investors are no longer Requisite Holders the Lead Investors shall have the right to designate one (1) observer to attend all meetings of the Company’s Board of Directors, committees thereof and access to all information made available to members of the Board (the “Lead Investor Observer”). The Lead Investor Observer shall have the same rights as those who customarily attend such position. Notwithstanding the foregoing, the Company reserves the right to exclude the Lead Investor Observer from access to any material, meeting or portion thereof if the Company believes, based on an opinion from its counsel, that such exclusion is necessary to preserve attorney-client, work product or similar privilege. The Lead Investor Observer shall hold in confidence and trust and not use or disclose any confidential information provided to or learned by him or her in connection with the Lead Investor Observer’s rights hereunder for any purpose other than the monitoring and administration of the transactions contemplated hereby, unless otherwise required by law, so long as such information is not in the public domain. If requested by the Company, the Lead Investor Observer shall execute a standard confidentiality agreement prior to attending any meetings.

8.8 Affirmative Covenants. From and after the Signing Date until the Escrow Termination Date (after taking into account any extensions of the Escrow Termination Date)(the “Covenant Expiration Event”), the Company shall (and shall cause its Subsidiaries to):

(a) use its best efforts to consummate the Closing on or before the Escrow Termination Date;

(b) use its best efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual property rights and goodwill relating or pertaining to its businesses;

(c) conduct its operations only in the ordinary course of business consistent with past practice;

(d) maintain its books, accounts and records in accordance with past practice or as required by generally accepted accounting principles;

(e) duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its properties (real and personal), sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid could reasonably be expected to by law become a lien on any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or any Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principals, consistently applied; and provided, further that it pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien or other encumbrance that may have attached as security therefore;

(f) use its best efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the conditions to the obligation to close to be satisfied;

(g) promptly notify the Investors in writing if, to the Company’s Knowledge, (i) any of the representations and warranties (together with the Disclosure Schedules) made by it herein or in any of the other Transaction Document cease to be accurate and complete in all material respects, or (ii) it fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder or under any other Transaction Document;

(h)  give notice to the Investors in writing within three (3) days of becoming aware of any litigation or proceedings threatened in writing against the Company or any of its Subsidiaries or any of its directors or officers or any pending litigation and proceedings affecting the Company or any of its Subsidiaries or any of its directors or officers or to which any of them is or becomes a party involving a claim against any of them, stating the nature and status of such litigation or proceedings, provided, however, that the Investors shall not be provided with material non-public information without their express prior written consent;

(i) promptly notify the Investors in writing of the occurrence of any breach of any term of this Agreement; and

(j) comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, (ii) the provisions of its Certificate of Incorporation and Bylaws, (iii) all material agreements by which the Company, its Subsidiaries or any of their respective properties may be bound, and (iv) all applicable decrees, orders, and judgments.

8.9 Negative Covenants. From and after the Signing Date until the occurrence of the Covenant Expiration Event, without the prior written consent of the Lead Investors, the Company shall not (and shall cause its respective Subsidiaries not to):

(a) take any action that would likely result in the representations and warranties set forth herein (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(b) take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect;

(c) directly or indirectly, merge or consolidate with any Person, or sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions,

(d) except for the filing of the Certificate of Designations, amend, alter or modify, its Certificate of Incorporation (except for such amendments to increase the number of authorized capital stock of the Company to 150,000,000 and the filing of a Series C Certificate of Designations upon the exchange of the Series A 8% Cumulative Convertible Preferred Stock as contemplated hereby) or Bylaws, or change its jurisdiction of organization, structure, status or existence, or liquidate or dissolve itself;

(e) (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees other than pursuant to the terms of any agreement as in effect on the Signing Date, (ii) pay any compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee, or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law;

(f) make any loans to its directors, officers or stockholders;

(g) waive, release, assign, settle or compromise any material rights, claims or litigation;

(h) create, incur, assume or suffer to exist, or increase the amount of, any liability for borrowed money, directly or indirectly other than: (i) indebtedness existing on the date hereof; and (ii) purchase money indebtedness of the Company (including, without limitation, capital leases to the extent secured by purchase money security interests in equipment acquired pursuant thereto);

(i) assume, endorse, be or become liable for or guaranty the obligations of any other Person except in the ordinary course of business;

(j) directly or indirectly, pay any dividends or distributions on, or purchase, redeem or retire, any shares of any class of its capital stock or other equity interests or any securities convertible into capital stock, whether now or hereafter outstanding, or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its capital stock or other equity interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries;

(k) enter into any transaction with any Affiliates or its or any of its Affiliate’s equity holders, directors, officers, employees (including upstreaming and downstreaming of cash and intercompany advances and payments) in an amount in excess of $25,000 in the aggregate or amend any material provision of any agreement with any Affiliate, or waive any material right of the Company or any Subsidiary under any such agreement;

(l) at any time create any direct or indirect Subsidiary, enter into any joint venture or similar arrangement or become a partner in any general or limited partnership or enter into any management contract permitting third party management rights with respect to the business of the Company or any of its Subsidiaries;

(m)  cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in any event, in the ordinary course of business;

(n) create, incur, assume or suffer to exist, any lien, charge or other encumbrance on any of their or its respective properties or assets now owned or hereafter acquired;

(o)  make any changes in any of its business objectives, purposes, or operations or engage in any business other than that presently engaged in or presently proposed to be engaged in by the Company;

(p) issue any capital stock or any security or instrument which, pursuant to its terms, may be converted, exercised or exchanged for capital stock, other than upon the conversion or exercise of any presently outstanding options, warrants or convertible securities; or

(q) enter into an agreement to do any of the foregoing.

8.10. No Solicitation or Negotiation. The Company agrees that from and after the Signing Date until the occurrence of the Covenant Expiration Event, neither the Company, nor any of its Subsidiaries, Affiliates, officers, directors, representatives or agents will: (1) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company, or (ii) to enter into any merger, consolidation, reorganization, or other business combination with the Company (each of the events described in clauses (i) and (ii) an “Alternative Transaction”), or (2) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any Alternative Transaction. The Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Investors promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Investors, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company agrees not to, without the prior written consent of the Requisite Holders, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. For the purposes of clarification, joint ventures or other similar collaborative transactions with non-financial participants which are not primarily intended to raise capital shall not be deemed an Alternative Transaction.

8.11. Trading. The Company shall promptly following the date hereof secure and maintain the listing of the Conversion Shares and the Warrant Shares upon each securities exchange or quotation system upon which the Common Stock is then traded, so that as of the relevant Closing Date such Conversion Shares and Warrant Shares shall have been authorized for trading on the relevant securities exchange or quotation system.

8.12. Use of Proceeds. The Company will use the proceeds from the sale of the Securities for general corporate purposes, and not for (i) the repayment of any outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries or (ii) redemption or repurchase of any of its or its Subsidiaries’ equity securities.

8.13. Press Release. On or before 9:00 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall issue a press release, which shall have been reviewed and approved by the Lead Investors, announcing the transactions contemplated by the Transaction Documents (the “Press Release”). In addition, the Company will file a Current Report on Form 8-K with the SEC describing the terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8-K the material Transaction Documents (including, without limitation, this Agreement and the Registration Rights Agreement)). Without any such Investor’s prior consent, the Company agrees not to disclose in the Press Release the names, addresses or any other information about an Investor, except as required by law and to satisfy its obligations under the Registration Rights Agreement.

8.14. Furnishing of Information. As long as any Investor owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as any Investor owns Preferred Shares, Warrants or the Warrant Shares, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the 1933 Act, as such Rule may be amended from time to time, such information as is required for the Investors to sell the Preferred Shares and Warrant Shares under Rule 144 promulgated by the SEC pursuant to the 1933 Act, as such Rule may be amended from time to time (“Rule 144”). The Company further covenants that it will take such further action as any holder of Preferred Shares, Warrants or the Warrant Shares may reasonably request, all to the extent required from time to time to enable such Person to sell the Preferred Shares and Warrant Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144.

8.15. Buy-In. If the Company shall fail for any reason or for no reason to issue to an Investor unlegended certificates within three (3) Business Days of receipt of documents necessary for the removal of the legend set forth above (the “Deadline Date”), then, in addition to all other remedies available to such Investor, if on or after the Business Day immediately following such three (3) Business Day period, such Investor or Investor’s broker, acting on behalf of such Investor, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of shares of Common Stock that such Investor anticipated receiving from the Company without any restrictive legend, then the Company shall, within three (3) Business Days after such Investor’s request and in such Investor’s sole discretion, either (i) pay cash to the Investor in an amount equal to such Investor’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Investor a certificate or certificates representing such shares of Common Stock and pay cash to the Investor in an amount equal to the excess (if any) of the Buy-In Price over the product of (a) such number of shares of Common Stock, times (b) the closing bid price on the Deadline Date.

8.16. Limited Participation Right. In the event the Requisite Holders approve an amendment to the Certificate of Designations which materially adversely affects all of the Investors, and if, during the twelve (12) month period following such amendment, the Company agrees to sell, offers for sale or solicits offers to buy its securities in a transaction in which one or more Lead Investors participates, the Company shall provide notice of such transaction to each Investor who held shares of Preferred Stock on the date of such amendment and on the date of such transaction (each, an "Eligible Investor") and shall give each Eligible Investor the right to participate in such transaction on a pro rata basis among the participating Lead Investors and the Eligible Investors (based upon the number of shares of Preferred Stock held by the Investors participating in the transaction at the time of such transaction).

9.  Survival and Indemnification.

9.1. Survival. Subject to Section 8.6, all representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the Closing Date until the third anniversary thereof; provided, however, that the provisions contained in: (a) Sections 3.2, 5.4, 9.1, 9.2 and 9.3 hereof shall survive indefinitely; and (b) Sections 5.10 and 5.15 shall survive until 90 days after the applicable statute of limitations.

9.2. Indemnification. The Company agrees to indemnify and hold harmless, each Investor and its Affiliates and the directors, officers, employees and agents of each Investor and its Affiliates, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement hereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by, or to be performed on the part of, the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

9.3. Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 9.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) in the reasonable judgment of counsel to such Indemnified Person (A) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (B) the Company shall have failed to promptly assume the defense of such proceeding. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any Losses by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

10.  Miscellaneous.

10.1. Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company and the Lead Investors; provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a private transaction without the prior written consent of the Company or the other Investors, after notice duly given by such Investor to the Company; provided, that no such assignment or obligation shall affect the obligations of such Investor hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Except for the Lead Investor Counsel, which is an express intended third party beneficiary of this Agreement, and except for provisions of this Agreement expressly to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.2. Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

10.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) Business Days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by a nationally recognized overnight air courier, then such notice shall be deemed given one (1) Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:

If to the Company:

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458
Attention: Chief Executive Officer
Fax: (617) 964-6331

With a copy to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Attn: Paul Bork
Fax: (617) 832-7000

If to any of the Investors:

to the addresses set forth on Schedule I affixed hereto.

With a copy to:

Lowenstein Sandler PC
1251 Avenue of the Americas
New York, NY 10020
Attn: Steven E. Siesser, Esq.
Fax: (973) 597-2507

10.5. Expenses. The Company shall pay the Lead Investors for their reasonable out-of-pocket expenses, including the reasonable fees and expenses of Lead Investor Counsel in connection with the Private Placement (which Lead Investor Counsel Fees shall include, without limitation, the fees and expenses associated with the negotiation, preparation and execution and delivery of this Agreement and the other Transaction Documents and any amendments, modifications or waivers thereto)(the “Lead Investor Counsel Fees”), in an amount not to exceed $100,000 (of which $25,000 has already been paid to the Lead Investor Counsel) through the Closing Date. The Lead Investor Counsel Fees shall be paid to Lead Investor Counsel on the Closing Date by release to Lead Investor Counsel of the portion of the Escrow Amount equal to the Lead Investor Counsel Fees applicable to such Closing Date. Except as set forth above, the Company and the Investors shall each bear their own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

10.6. Amendments and Waivers. This Agreement shall not be amended and the observance of any term of this Agreement shall not be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the Company and the Requisite Holders; provided, however, that any provision affecting the rights or obligations of Lead Investor Counsel, shall not be waived or amended without the prior written consent of the Lead Investor Counsel.  Any amendment or waiver effected in accordance with this Section 10.6 shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

10.7. Publicity. Except as provided in Section 8.13, No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Lead Investors, as representative of the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market on which the Securities are then listed and trading, in which case the Company or the Lead Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

10.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10.9. Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Prior drafts or versions of this Agreement shall not be used to interpret this Agreement.

10.10. Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

10.11. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH OF THE INVESTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

[Company Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

NOVELOS THERAPEUTICS, INC.

By:	/s/ Harry S. Palmin
Name: Harry S. Palmin Title: President and CEO

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:

(Signature)	Xmark Opportunity Fund, Ltd. Print name of entity

(Printed Name)
By: Xmark Opportunity Manager, LLC, its Investment Manager By: Xmark Opportunity Partners, LLC, its Sole Member By: Xmark Capital Partners, LLC, its Managing Member
By: /s/ Mitchell D. Kaye Name: Mitchell D. Kaye
Title: Chief Executive Officer

Cayman Islands Print jurisdiction of organization of entity

Address:	Address: 301 Tresser Blvd, Suite 1320 Stamford, CT 06901

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$2,000,000.00

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:

(Signature)	Xmark Opportunity Fund, L.P. Print name of entity

(Printed Name)
By: Xmark Opportunity GP, LLC its General Partner By: Xmark Opportunity Partners, LLC, its Sole Member By: Xmark Capital Partners, LLC, its Managing Member
By: /s/ Mitchell D. Kaye Name: Mitchell D. Kaye
Title: Chief Executive Officer

Delaware Print jurisdiction of organization of entity

Address:	Address: 301 Tresser Blvd, Suite 1320 Stamford, CT 06901

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$1,000,000.00

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:

(Signature)	Xmark JV Investment Partners, LLC Print name of entity

(Printed Name)
By: Xmark Opportunity Partners, LLC its Investment Manager By: Xmark Capital Partners, LLC, its Managing Member
By: /s/ Mitchell D. Kaye Name: Mitchell D. Kaye
Title: Chief Executive Officer

Delaware Print jurisdiction of organization of entity

Address:	Address: 301 Tresser Blvd, Suite 1320 Stamford, CT 06901

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$1,000,000.00

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:
(Signature)
Caduceus Capital Master Fund Limited Print name of entity

(Printed Name)

By: /s/ Samuel D. Isaly Name: Samuel D. Isaly
Title: Managing Partner, OrbiMed Advisors LLC

Print jurisdiction of organization of entity
Address:	Address: c/o OrbiMed Advisors LLC 767 Third Avenue, 30th Floor New York, NY 10017

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$2,000,000.00

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:

(Signature)	Caduceus Capital II, L.P. Print name of entity

(Printed Name)
By: /s/ Samuel D. Isaly Name: Samuel D. Isaly
Title: Managing Partner, OrbiMed Advisors LLC

Print jurisdiction of organization of entity
Address:	Address: c/o OrbiMed Advisors LLC 767 Third Avenue, 30th Floor New York, NY 10017

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$1,300,000.00

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:

(Signature)	UBS Eucalyptus Fund, L.L.C. Print name of entity

(Printed Name)
By: /s/ Samuel D. Isaly Name: Samuel D. Isaly
Title: Managing Partner, OrbiMed Advisors LLC

Print jurisdiction of organization of entity
Address:	Address: c/o OrbiMed Advisors LLC 767 Third Avenue, 30th Floor New York, NY 10017

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$1,300,000.00

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:

(Signature)	HFR SHC Aggressive Master Trust Print name of entity

(Printed Name)
By: /s/ Dora Hines Name: Dora Hines
Title: for and on behalf of HFR Asset Management, LLC as attorney-in-fact

Print jurisdiction of organization of entity
Address:	Address: Butterfield Fund Services (Bermuda) Limited 65 Front Street Hamilton HM11 Bermuda Re: HFR SHC Aggressive Master Trust

Send correspondence to: c/o OrbiMed Advisors LLC 767 Third Avenue, 30th Floor New York, NY 10017

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$250,000

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:

(Signature)	PW Eucalyptus Fund, Ltd. Print name of entity

(Printed Name)
By: /s/ Samuel D. Isaly Name: Samuel D. Isaly
Title: Managing Partner, OrbiMed Advisors LLC

Print jurisdiction of organization of entity
Address:	Address: c/o OrbiMed Advisors LLC 767 Third Avenue, 30th Floor New York, NY 10017

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$150,000

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:

(Signature)	Knoll Capital Fund II Master Fund Ltd. Print name of entity

(Printed Name)
By: /s/ Fred Knoll Name: Fred Knoll
Title: KOM Capital Management
Investment Manager

Print jurisdiction of organization of entity
Address:	Address: c/o KOM Capital Management 666 Fifth Avenue, Suite 3702, New York, NY 10103

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$2,000,000.00

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Date: April 12, 2007

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:

(Signature)	Europa International, Inc. Print name of entity

(Printed Name)
By: /s/ Fred Knoll Name: Fred Knoll
Title: Knoll Capital Management
Investment Manager for Europa International, Inc.

Print jurisdiction of organization of entity
Address:	Address: c/o Knoll Capital Management 666 Fifth Avenue, Suite 3702, New York, NY 10103

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$2,000,000.00

Signature Page for Securities Purchase Agreement
Dated: April 12, 2007
Between Novelos Therapeutics, Inc. and Hunt-BioVentures, L.P.

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused its duly authorized officers to execute this Securities Purchase Agreement as of the date first above written.

Hunt-BioVentures, L.P., a Delaware Limited Partnership

By: HBV GP, L.L.C., its General Partner

By:   /s/ J. Fulton Murray, III

J. Fulton Murray, III, Manager

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

Aggregate Purchase Price:	$2,000,000.00

SCHEDULE I

INVESTORS

CLOSING

Name of Investor	Closing Purchase Price	Number of Shares of Preferred Stock	Number of Warrants

Xmark Opportunity Fund, Ltd.	$2,000,000	40	1,000,000
Xmark Opportunity Fund, L.P.	$1,000,000	20	500,000
Xmark JV Investment Partners, LLC	$1,000,000	20	500,000
Caduceus Capital Master Fund Limited	$2,000,000	40	1,000,000
Caduceus Capital II, L.P.	$1,300,000	26	650,000
UBS Eucalyptus Fund, L.L.C.	$1,300,000	26	650,000
HFR SHC Aggressive Master Trust	$250,000	5	125,000
PW Eucalyptus Fund, Ltd.	$150,000	3	75,000
Knoll Capital Fund II Master Fund, Ltd.	$2,000,000	40	1,000,000
Europa International, Inc.	$2,000,000	40	1,000,000
Hunt-BioVentures, L.P.	$2,000,000	40	1,000,000

SCHEDULE II

Lead Investor Counsel Wire Instructions
For Escrow Amount

Wire Room of: PNC Bank New Jersey
ABA # 031207607
For credit to: Lowenstein Sandler PC Special Trust Account I
Account # 8025720174

Exhibits

Exhibit A	Certificate of Designations
Exhibit B	Form of Warrant
Exhibit C	Registration Rights Agreement
Exhibit D	Company Counsel Opinion

Schedules

Schedule 5.1	Subsidiaries
Schedule 5.3	Capitalization
Schedule 5.5	Consents
Schedule 5.7(a)	Material Adverse Changes
Schedule 5.8(b)	SEC Filings
Schedule 5.9	Conflicts
Schedule 5.10	Taxes
Schedule 5.11	Title to Properties
Schedule 5.14(a)	Intellectual Property
Schedule 5.14(d)	IP Litigation
Schedule 5.19	Brokers and Finders

Exhibit A

Certificate of Designations

[See Exhibit 3.2 of this filing]

Exhibit B

Form of Warrant

[See Exhibit 4.1 of this filing]

Exhibit C

Registration Rights Agreement

[See Exhibit 10.3 of this filing]

Exhibit D

Company Counsel Opinion

May 2, 2007

TO: Each of the Purchasers under the Securities Purchase Agreement

Re: Securities Purchase Agreement

Ladies and Gentlemen:

We have acted as counsel for Novelos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the negotiation of the Securities Purchase Agreement by and among the purchasers signatory thereto (the “Purchasers”) and the Company dated as of April 12, 2007 (as amended on May 2, 2007, the “Purchase Agreement”) and the Registration Rights Agreement between the Purchasers and the Company dated as of even date herewith (the “Registration Rights Agreement”). The Purchase Agreement provides for the issuance and sale by the Company of (i) 300 shares of a newly created series of the Company’s Preferred Stock, designated “Series B Convertible Preferred Stock”, par value $0.00001 per share (the “Preferred Stock”), which Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designations, Preferences and Rights (the “Certificate of Designations”), a stated value of $50,000.00 per share and shall initially be convertible into shares of the Company's Common Stock, par value $0.00001 per share (the “Common Stock”), at a price of $1.00 per share, and (ii) warrants to purchase up to 7,500,000 shares of Common Stock of the Company (the “Warrants”) (the shares of Common Stock issuable upon conversion of the Preferred Stock are referred to herein as the “Conversion Shares” and the shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”) (the Purchase Agreement, Registration Rights Agreement and Warrants are collectively referred to herein as the “Transaction Documents”). All terms used herein have the meanings defined for them in the Purchase Agreement unless otherwise defined herein.

This opinion is furnished to you pursuant to the Purchase Agreement. In rendering the opinions expressed below, we have examined originals or copies of: (i) the Transaction Documents, (ii) the Company’s Certificate of Incorporation, as amended through the date hereof (“Certificate of Incorporation”), and (iii) the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and we have examined and considered such corporate records, certificates and matters of law as we have deemed appropriate as a basis for our opinions set forth below. In rendering the opinions expressed below, we have relied, as to factual matters, upon the representations and warranties of the Company contained in the Transaction Documents.

Based upon and subject to the foregoing, we are of the opinion that:

1.  The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is currently being conducted, to own, lease and operate its properties and assets, and to enter into and perform its obligations under the Transaction Documents and the Certificate of Designations. The Company is qualified as a foreign corporation to do business and is in good standing in the Commonwealth of Massachusetts.

2. The execution, delivery and performance by the Company of the Transaction Documents, the issuance of the Preferred Stock and the Warrants, the issuance of the Conversion Shares upon due conversion of the Preferred Stock and the issuance of the Warrant Shares upon due exercise of the Warrants have been duly authorized by all requisite corporate action on the part of the Company and do not require any further approval of its directors or stockholders.

3. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. The Certificate of Designations has been filed with the Secretary of State of the State of Delaware. The Preferred Stock has the relative rights, preferences and limitations set forth in the Certificate of Designations.

5. The execution and delivery by the Company of each of the Transaction Documents, the issuance of the Preferred Stock and Warrants, the issuance of the Conversion Shares upon due conversion of the Preferred Stock and the issuance of the Warrant Shares upon due exercise of the Warrants and the performance by the Company of the Transaction Documents will not violate or contravene or be in conflict with (a) any provision of the Certificate of Incorporation of By-laws; (b) any provision of the General Corporation Law of the State of Delaware and any provision of any federal or Massachusetts law, rule or regulation applicable to the Company in transactions of the nature contemplated by the Transaction Documents; (c) any order, judgment or decree of any court or other governmental agency which is known to us and which is binding on the Company or any of its property; (d) any agreement, indenture or other written agreement or understanding to which the Company or a Subsidiary is a party which has been identified as a material agreement in the certificate of the Chief Executive Officer of the Company attached hereto (collectively, “Material Agreements”).

6. No further consents, approvals, authorizations, registrations, declarations or filings are required to be obtained or made by the Company from or with any federal or Massachusetts governmental authority or pursuant to the General Corporation Law of the State of Delaware or from any other Person under any Material Agreement in order for it to execute and deliver each of the Transaction Documents, to issue the Preferred Stock and Warrants, to issue the Conversion Shares upon due conversion of the Preferred Stock, to issue the Warrant Shares upon due exercise of the Warrants and to perform its obligations under the Transaction Documents, other than those consents, approvals, authorizations, registrations, declarations or filings that have already been obtained and remain in full force and effect and except for (a)  the filing of a Form D (the “Form D”) with the Securities and Exchange Commission pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and (b) the filing of the Form D with requisite state jurisdictions.

7. The shares of Preferred Stock, upon payment as provided in the Purchase Agreement, will be validly issued, fully paid and non-assessable. The shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants have been duly authorized and, upon issuance and delivery upon conversion of such Preferred Stock in accordance with the terms of the Purchase Agreement and exercise of such Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable. Other than as disclosed in the Purchase Agreement, and the Disclosure Schedules delivered in connection with the Purchase Agreement, there are no statutory preemptive rights or, to the best of our knowledge, any options, warrants or other such rights evidenced by written instruments presently outstanding to purchase any of the authorized but unissued capital stock of the Company.

8. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 6 of the Purchase Agreement, the offer, issuance and sale to the Purchasers pursuant to the Purchase Agreement of (i) the Preferred Stock and Warrants, (ii) the Conversion Shares if the Preferred Stock were converted by the Purchasers on the date hereof and (iii) the Warrant Shares issuable upon exercise of the Warrants if the Warrants were exercised by the Purchasers on the date hereof, are exempt from the registration requirements of the Securities Act.

The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

(a) We have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion.

(b) We have examined, among other things, originals or copies of such corporate records of the Company, certificates of public officials and such other documents and questions of law that we consider necessary or advisable for the purpose of rendering this opinion. In such examination we have assumed the genuineness of all signatures or original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

(c) As used in this opinion, the expression “to our knowledge” refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the Transaction Documents and the transactions contemplated thereby.

(d)  For purposes of this opinion, we have assumed that you have all requisite power and authority, and have taken any and all necessary corporate action, to execute and deliver the Transaction Documents, and we are assuming that the representations and warranties made by the Purchasers in the Transaction Documents and pursuant thereto are true and correct.

(e) Our opinion is based upon our knowledge of the facts as of the date hereof and assumes no event will take place in the future which would affect the opinions set forth herein other than future events contemplated by the Transaction Documents. We assume no duty to communicate with you with respect to any change in law or facts which comes to our attention hereafter.

(f) In rendering the opinion in paragraph 1 with respect to legal existence and good standing of the Company in the State of Delaware, we have relied solely upon a certificate of the Secretary of State of Delaware and we express such opinion as of the date of such certificate. In rendering the opinion in paragraph 1 with respect to the qualification and good standing of the Company in The Commonwealth of Massachusetts, we have relied solely upon a certificate of the Secretary of State of Massachusetts and we express such opinion as of the date of such certificate. We express no opinion as to the tax good standing of the Company.

We have made such examination of Massachusetts law, federal law, and the Delaware General Corporation Law as we have deemed necessary for the purpose of this opinion. In rendering opinions concerning the Delaware General Corporation Law, we have, with your consent, relied exclusively upon a review of published statutes. We express no opinion herein as to the laws of any jurisdiction other than The Commonwealth of Massachusetts, the federal laws of the United States of America and the Delaware General Corporation Law.

The opinions expressed herein are qualified to the extent that (1) the enforceability of any provisions of the Transaction Documents or any instrument or of any right granted thereunder may be subject to or affected by any bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar law of general application relating to or affecting the rights or remedies of creditors generally, which law may be in effect from time to time, (2) the remedy of specific performance or any other equitable remedy may be unavailable or may be withheld as a matter of judicial discretion, (3) equitable principles and principles of public policy may be applied in construing or enforcing the provisions of the Transaction Documents or of any other agreement, instrument or document, and (4) the enforceability, validity or binding effect of any remedial provision of the Transaction Documents may be limited by applicable law which may limit particular rights and remedies but not so as to interfere materially with the practical realization of the benefits intended to be provided to you by the Transaction Documents. In addition, the opinions expressed herein are subject to the qualification that the enforcement of any of your rights are in all cases subject to the your implied duty of good faith and fair dealing.

We express no opinion herein as to the validity or enforceability of any provision of the Transaction Documents or any other instrument or document to the extent that such provision purports to (1) constitute a waiver by the Company of any statutory right except where advance waiver is expressly permitted by the relevant statute; (2) require the Company to indemnify or to hold harmless you or any other person or entity from the consequences of any negligent or other wrongful act or omission of you or such other person or entity; (3) provide for indemnification or contribution by the Company in connection with the Transaction Documents, the transactions contemplated thereby or otherwise to the extent such indemnification or contribution may be limited by applicable laws or as a matter of public policy; or (4) constitute a waiver of any right to a hearing on or adjudication of any issue or the right to trial by jury. We express no opinion with respect to whether any of the provisions of the Transaction Documents or the transactions contemplated by the Transaction Documents comply with the usury laws of any jurisdiction.

This opinion shall be interpreted in accordance with the Legal Opinions Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

This opinion is furnished to the Purchasers solely for their benefit in connection with the transactions described above and, except as otherwise expressly set forth herein, may not be relied upon by any other person or for any other purpose without our prior written consent, except that the opinions expressed in paragraph (7) and (8) above may be relied upon by American Stock Transfer & Trust Company as Transfer Agent.

Very truly yours, FOLEY HOAG LLP

By:
A Partner

Schedule 5.1

Subsidiaries

None.

Schedule 5.3

Capitalization

5.3(a)(i) At the date hereof authorized capital stock of the Company consists of 100,000,000 shares of $.00001 par value common stock and 7,000 shares of preferred stock.

5.3(a)(ii) At the date hereof there are 39,235,272 shares of common stock outstanding and 3,264 shares of preferred stock outstanding.

5.3(a)(iii) At the date hereof there are 3,612,651 shares of common stock issuable pursuant to the Company’s stock plans.

5.3(a)(iv) At the date hereof, the following shares are reserved for future issuance upon exercise of stock options or warrants or conversion of preferred stock:

2000 Stock Option Plan	73,873
2006 Stock Incentive Plan	5,000,000
Options issued outside of formalized plans	2,578,778
Warrants	14,561,449
Preferred stock	4,231,104

Total shares reserved for future issuance	26,445,204

Schedule 5.3 (continued)

5.3(a) Other

The following is a listing of documents available on EDGAR that contain the rights of Novelos security holders at the date hereof:

Document Description	Filed with Form	Filing Date	Exhibit No.
Certificate of Designations of Series A cumulative convertible preferred stock	8-K	October 3, 2005	99.2

2000 Stock Option and Incentive Plan	SB-2	November 16, 2005	10.2

Form of 2004 non-plan non-qualified stock option	SB-2	November 16, 2005	10.3

Form of non-plan non-qualified stock option used from February to May 2005	SB-2	November 16, 2005	10.4

Form of non-plan non-qualified stock option used after May 2005	SB-2	November 16, 2005	10.5

Form of common stock purchase warrant issued in March 2005	SB-2	November 16, 2005	10.6

Form of securities purchase agreement dated May 2005	8-K	June 2, 2005	99.1

Form of subscription agreement dated September 30, 2005	8-K	October 3, 2005	99.1

Form of Class A common stock purchase warrant dated September 30, 2005	8-K	October 3, 2005	99.3

Form of share escrow agreement	8-K	November 3, 2005	10.3

Form of securities purchase agreement dated March 2, 2006	8-K	March 3, 2006	99.2

Form of common stock purchase warrant dated March 2006	8-K	March 3, 2006	99.3

2006 Stock Incentive Plan	10-QSB	November 6, 2006	10.1

Form of Incentive Stock Option under Novelos Therapeutics, Inc.’s 2006 Stock Incentive Plan	8-K	December 15, 2006	10.1

Form of Non-Statutory Stock Option under Novelos Therapeutics, Inc.’s 2006 Stock Incentive Plan	8-K	December 15, 2006	10.2

Form of Non-Statutory Director Stock Option under Novelos Therapeutics, Inc.’s 2006 Stock Incentive Plan	8-K	December 15, 2006	10.3

Schedule 5.3 (continued)

5.3(b) The following table sets forth the pro forma capitalization of the Company on a fully diluted basis giving effect to (i) the issuance of Preferred Stock and the Warrants at the time of Closing, (ii) any adjustments in other securities resulting from the issuance of the Preferred Stock and the Warrants at the time of Closing, and (iii) the exercise or conversion of all outstanding securities:

NVLT - Proforma Capital Structure

Upon Closing of Series B Financing

	Number	Effective conv. rate	Common stock equival.	Exer. Price	Total cash
Cash, cash equivalents[1]					$11,594,000
Common stock outstanding	39,235,272		39,235,272		
Preferred stock					
Series A[2]	3,264	1.00	3,264,000		
Series B[3]	1,500	1.00	15,000,000		$13,700,000
Warrants					
2005 Bridge Financing	720,000		720,000	$0.625	cashless
2005 PIPE and Series A Preferred[4]	6,149,578		6,149,578	$1.00	$6,149,578
2006 PIPE[5]	10,270,018		10,270,018	$2.20	$22,594,040
Series B & Placement Agent	8,400,000		8,400,000	$1.25	$10,500,000
Series A (subordination)[6]	1,333,333		1,333,333	$1.25	cashless
Stock options outstanding	3,612,651		3,612,651	$0.7106	$2,567,150
					$ 67,104,767
Stock options reserved for issuance under 2006 plan			4,040,000		
Fully diluted shares			92,024,852		

Notes:

[1]As of Dec 31, 2006

[2]Conversion price will be reduced from $1.35 to $1.00 in connection with the Series B financing

[3]Estimated net proceeds from the Series B financing

[4]Includes 1,342,915 warrants to be issued pursuant to anti-dilution adjustments in connection with the Series B Financing; price adjustment from $1.35

[5]Includes 1,235,232 warrants to be issued pursuant to anti-dilution adjustments in connection with the Series B Financing; price adjustment from $2.50

[6]Represents additional warrants to be issued holders of Series A Preferred stock as consideration for their consent to subordinate to Series B

Schedule 5.5

Consents

In connection with the closing of the preferred stock and warrant financing, we anticipate entering into an Agreement to Exchange and Consent with the holders of our Series A 8% Cumulative Convertible Preferred Stock (“Series A Investors”). The agreement provides that Novelos will issue a total of 1,333,333 warrants to purchase shares of our common stock at $1.25 per share together with a cash payment totaling $40,000 to Series A Investors in exchange for their consent to exchange all their shares of Series A Preferred Stock for shares of Series C Preferred Stock that is junior to the Series B Preferred Stock.

Schedule 5.7(a)

Material Adverse Changes

Since January 1, 2007, Novelos has paid dividends totaling $65,280 to holders of Series A 8% Cumulative Convertible Preferred Stock.

Schedule 5.8b

SEC Filings

None.

Schedule 5.9

Conflicts

The Series A Preferred Stock’s Certificate of Designations contains certain prohibitions on amendments to the Company’s Certificate of Incorporation which would change the relative seniority rights of the Series A Preferred Stock or create a series of capital stock entitled to seniority as to the payment of dividends or liquidation preference in relation to the Series A Preferred Stock.

In connection with the closing of the preferred stock and warrant financing, we anticipate entering into an Agreement to Exchange and Consent with the holders of Series A Preferred Stock whereby each holder consents to the issuance of the Series B Preferred Stock and the filing of the Certificate of Designations setting forth the relative rights, privileges and preferences of the Series B Preferred Stock and each holder of the Series A Preferred Stock agrees to exchange all shares of Series A Preferred Stock owned by such holder for shares of Series C Preferred Stock that are junior to the Series B Preferred Stock.

As consideration for the consent of the holders of Series A Preferred Stock described above the Company has agreed to issue warrants to purchase an aggregate of 1,333,333 shares of Common Stock at an exercise price per share of $1.25 and pay a $40,000 restructuring fee to the holders of Series A Preferred Stock

Schedule 5.10

Taxes

None.

Schedule 5.11

Title to Properties

As disclosed in our 10-KSB for the year ended December 31, 2006, in connection with the purchase of chemotherapy drugs to be used in Phase 3 clinical trial activities outside of the United States the Company was required to enter into a standby letter of credit arrangement with a bank, expiring in August 2007. At the date hereof, the balance on the standby letter of credit equals the remaining purchase commitment of approximately $837,000. In connection with the letter of credit, at the date hereof, the Company has pledged cash of approximately $995,000 to the bank as collateral on the letter of credit. The pledged cash is included in our restricted cash balance. Also included in restricted cash is approximately $57,000 of cash held in escrow as contractually required under an employment agreement.

Schedule 5.14 (a)

Intellectual Property

None.

Schedule 5.14 (d)

IP Litigation

None.

Schedule 5.19

Brokers and Finders

On February 12, 2007 the Company entered into a letter agreement with the Placement Agent that requires the Company to pay the Placement Agent a cash placement fee of 7% of the aggregate proceeds from the Private Placement. The letter agreement also provides that the Company will issue warrants to the Placement Agent equal to 6% of the total shares underlying the Preferred Stock issued in the Private Placement and reimburse the Placement Agent for reasonable and documented out of pocket expenses, not to exceed $25,000 without the prior approval of the Company.

In connection with the closing of the preferred stock and warrant financing, we anticipate entering into an Agreement to Exchange and Consent with the holders of our Series A 8% Cumulative Convertible Preferred Stock (“Series A Investors”). The agreement provides that Novelos will issue a total of 1,333,333 warrants to purchase shares of our common stock at $1.25 per share together with a cash payment totaling $40,000 to Series A Investors in exchange for their consent to exchange the shares of Series A Preferred Stock for shares of Series C Preferred Stock that are subordinate to the Series B Preferred Stock.